MGO. | Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-260978) on Form S-8 of Gold Flora Corporation of our reports dated April 5, 2024, relating to the financial statements of Gold Flora Corporation, appearing in the Annual Report on Form 10-K of Gold Flora Corporation for the year ended December 31, 2023.

/s/ Macias Gini & O’Connell LLP

Irvine, California
May 15, 2024